Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arcadium Lithium plc Omnibus Incentive Plan and Livent Corporation Incentive Compensation and Stock Plan of Arcadium Lithium plc of our report dated September 5, 2023, with respect to the consolidated financial statements of Allkem Limited as of June 30, 2023 and 2022 and for the years ended June 30, 2023, 2022 and 2021 included in Arcadium Lithium plc’s Current Report on Form 8-K dated January 4, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Brisbane, Australia
January 4, 2024